Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bruce E. Thomas, Chief Financial Officer
Tel: 804.443-4343

Community Bankers Trust Corporation Declares Cash Dividend

GLEN ALLEN, Va., August 6, 2008 — The Board of Directors of Community Bankers Trust Corporation (the “Company” or “CBTC”) (AMEX: BTC) has declared a quarterly dividend of $0.04 per share. Based on the closing price of the Company’s stock on August 4, 2008 ($4.50), the dividend yield is 3.56%. The dividend is payable on August 29, 2008 to shareholders of record as of August 15, 2008.

This dividend is the initial dividend for shareholders of CBTC, which successfully completed the merger of TransCommunity Financial Corporation and BOE Financial Services of Virginia, Inc. on May 31, 2008. As previously announced, on July 31, 2008 TransCommunity Bank, N.A. was successfully merged into the Bank of Essex, which is now the sole wholly-owned subsidiary of CBTC. Bank of Essex has the distinction of obtaining a Five Star rating 18 consecutive quarters by Bauer Financial of Coral Gables, Florida.

ABOUT COMMUNITY BANKERS TRUST CORPORATION

CBTC is a well capitalized, single bank holding company headquartered in the greater Richmond, Virginia market, with approximately $670 million in assets and $150 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names.

Additional information about Bank of Essex is available at www.bankofessex.com. The shares of the Company are traded on the American Stock Exchange under the symbol “BTC.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

Source: Community Bankers Trust Corporation